Exhibit 99.(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated January 28, 2019 relating to the financial statements and financial highlights of Lord Abbett Multi-Asset Growth Fund and Lord Abbett Multi-Asset Balanced Opportunity Fund, each a series of Lord Abbett Investment Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended November 30, 2018; and of our report dated February 28, 2019 relating to the financial statements and financial highlights of Lord Abbett Multi-Asset Global Opportunity Fund, a series of Lord Abbett Global Fund, Inc. (the “Fund”), appearing in the Annual Report on From N-CSR of the Fund for the year ended December 31, 2018.

We also consent to the references to us under the headings “Financial Highlights” and “Representations and Warranties” (paragraphs 4.1(f) and 4.2(h)) in the Forms of Agreement and Plan of Reorganization included in the Prospectus/Information Statement and on the cover page of the Statement of Additional Information, dated May 17, 2019, both of which are part of the Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 9, 2019